UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2023

AIR PRODUCTS AND CHEMICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-04534	23-1274455
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Air Products Boulevard

Allentown, Pennsylvania 18106-5500

(Address of principal executive offices and Zip Code)

(610) 481-4911

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	APD	New York Stock Exchange
1.000% Euro Notes due 2025	APD25	New York Stock Exchange
0.500% Euro Notes due 2028	APD28	New York Stock Exchange
0.800% Euro Notes due 2032	APD32	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On January 20, 2023, Air Products and Chemicals, Inc. (the “Company”) announced that Jazan Integrated Gasification and Power Company (“JIGPC”), the Company’s $12 billion gasification and power joint venture with Saudi Aramco Power Company (a subsidiary of Saudi Arabian Oil Company and together, “Aramco”), ACWA Power and Air Products Qudra, completed a second drawdown under its finance documents and purchase of a second group of assets from Aramco (together, the “Second Closing”).

At the Second Closing, the Company contributed approximately $908 million (inclusive of approximately $73 million from the non-controlling partner of Air Products Qudra) and JIGPC purchased additional gasification, syngas clean up and power assets from Aramco for $4.15 billion. JIGPC receives a fixed monthly fee for the products it supplies to Aramco under the agreement, which will increase following the Second Closing. The parties expect to complete minor final commissioning items for the project later this calendar year.

A copy of the Company’s press release, dated January 20, 2023, announcing the completion of the transaction is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated January 20, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc.
(Registrant)

Dated: January 20, 2023	By:	/s/ Melissa N. Schaeffer
Melissa N. Schaeffer
Senior Vice President and Chief Financial Officer